                KENT ELECTRONICS CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                                      EXHIBIT 11

                     (In thousands, except per share data)


                                                For the Thirteen Weeks Ended              For the Thirteen Weeks Ended
                                                          July 3, 1999                            June 27, 1998
                                            -------------------------------------      ------------------------------------
                                                                        Per-Share                                 Per-Share
                                                Income        Shares     Amount          Income        Shares      Amount
                                            --------------    ------    ---------      ------------    ------     ---------
BASIC EARNINGS PER SHARE

Net earnings                                        $1,909    27,974        $0.07            $4,108    27,213         $0.15
                                                                        =========                                 =========

EFFECT OF DILUTIVE SECURITIES
Excess of shares issuable upon
  exercise of stock options over
  shares deemed retired utilizing
  the treasury stock method                              -       355                              -       699
                                            --------------    ------                   ------------    ------

DILUTED EARNINGS PER SHARE

Net earnings plus assumed conversions               $1,909    28,329        $0.07            $4,108    27,912         $0.15
                                            ==============    ======    =========      ============    ======     =========